Filed Pursuant to Rule 424(b)(3)

Registration No. 333-151169

SUPPLEMENT NO. 3

DATED AUGUST 25, 2008

TO THE PROSPECTUS DATED JUNE 30, 2008

OF

HATTERAS FINANCIAL CORP.

15,103,937 Shares of Common Stock

In this prospectus supplement, references to “we,” “our,” and “us” refer to Hatteras Financial Corp.

This prospectus supplement updates the prospectus dated June 30, 2008, as amended by the prospectus supplements dated July 11, 2008 and August 11, 2008, relating to the offer for sale of up to an aggregate of 15,103,937 shares of common stock by the selling stockholders identified in the prospectus, and any of their pledges, donees, transferees or other successors-in-interest.

We are providing this prospectus supplement to update the table under the caption “Selling Stockholders” in the prospectus dated June 30, 2008. The following updated information is based upon information provided to us by the selling stockholders and is accurate to our knowledge as of the date of this prospectus supplement. The table below reflects the transfer by Atlas Master Fund, Ltd., which is no longer a selling stockholder, of 125,000 shares of common stock to Atlas Financial Master Fund, Ltd.:

Selling Stockholders	Shares of Common Stock Beneficially Owned Prior to Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale (1)	Percentage of Class Beneficially Owned After Resale (2)
Atlas Financial Master Fund, Ltd. (3)	125,000	125,000	—	—

(1)

Assumes that the named selling stockholder sells all of the shares of our common stock it holds that are covered by the prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which it provided information to us regarding its holdings. Because the selling stockholder is not obligated to sell all or any portion of the shares of our common stock shown as offered by it, we cannot estimate the actual number of shares of our common stock that will be held by the selling stockholder upon completion of this offering.

(2)	Calculated using 26,777,037 shares of common stock outstanding as of June 30, 2008.

(3)

Balyasny Asset Management LP (“BAM”) is the investment advisor to Atlas Financial Master Fund, Ltd. and Dmitry Balyasny is the sole managing member of BAM’s general partner. By virtue of such relationship, BAM and Mr. Balyasny share dispositive and voting control over the securities beneficially owned by the selling stockholder.

This prospectus supplement is not complete without the prospectus dated June 30, 2008, as amended by the prospectus supplements dated July 11, 2008 and August 11, 2008, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus and the prior prospectus supplements.

The date of this prospectus supplement is August 25, 2008.